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                                                                    Exhibit 11.1

                       GUANGSHEN  RAILWAY COMPANY LIMITED

                    CODE OF ETHICS FOR THE SENIOR MANAGEMENT

The Code is formulated according to the Articles of Association of Guangshen Railway Company Limited (the "COMPANY") and the ethical requirements for senior management of listed companies set out in the regulatory rules promulgated by the stock exchanges where the Company is listed.

                          CHAPTER 1: GENERAL PROVISIONS

ARTICLE 1 The Code applies to the senior management of the Company that includes Directors, Supervisors, General Manager, Deputy General Managers and other senior administrative officers as stipulated in the Articles of Association of the Company (hereinafter referred to as the "SENIOR OFFICERS").

ARTICLE 2 In case the Senior Officers are not sure whether certain conducts are in violation of related provisions of this code, the Senior Officers shall consult the legal advisors or chairman of the Supervisory Committee of the Company. In case the Senior Officers are aware of any circumstance that is or may be in violation of this code, the Senior Officers shall report to the chairman or the office of the Supervisory Committee as soon as practicable. Failure to report will be regarded as violation of this code.

ARTICLE 3 The Code complements the Articles of Association, the General Meeting System, the Working Ordinance for the Board of Directors, the Working Ordinance for the Supervisory Committee, the Working Ordinance for the General Manager, the Capital Management Measures, the Investment Management Measures and other rules and regulations of the Company.

                            CHAPTER 2: CODE OF ETHICS

ARTICLE 4 The Senior Officers shall comply in all their business activities in their respective roles, with all the applicable laws and regulations of the People's Republic of China, the securities laws and regulations of the place where the Company is listed, the rules of the stock exchanges, the

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Articles of Association of the Company and other applicable laws, regulations and rules, comply with and promote compliance with the standards of honest and ethical conduct.

ARTICLE 5 In case there is any conflict of interests between any Senior Officer and the Company or any Senior Officer has any doubt about any act in the operation and management of the Company, such conflict or doubt shall be handled in an ethical way.

In case any Senior Officer discovers any potential business opportunities within the field of the Company, the Senior Officer shall inform the Company as soon as practicable. The Senior Officer could seek such business opportunities only when the Company decides not to seek such business opportunities.

ARTICLE 6 The Secretary of the Board of Directors of the Company is responsible for the organization and coordination of information disclosure affairs of the Company. The Secretary shall, according to the requirements of the Information Disclosure Management Measures, promptly and widely collect the information of the Company to facilitate the Board of Directors' decision towards timely, accurate and integrated disclosure in the Company's documents to be filed with or submitted to the relevant regulatory authorities and the stock exchanges where the Company is listed in line with regulatory requirements.

ARTICLE 7 In case any Senior Officer is aware of any material information regarding the organization or operation of the Company, any information that may exert substantial or considerable influence upon the decision of shareholders or other interested parties, or other disclosable information, the Senior Officer shall promptly inform the Secretary of the Board of Directors and ensure the timeliness, accuracy and integrity of information disclosure.

ARTICLE 8 The Senior Officers shall keep confidential all the share-price-sensitive material before formal publication. The Senior Officers shall not, by any means, divulge any undisclosed information to any institution or individual without a written authorization of the Board of Directors. Any Senior Officer shall not take advantage of such information unless for the interests of the Company. However,

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in the following circumstances, the Senior Officers could disclose such information to the court or other governing authorities:

(1) Required by law;

(2) For the interests of the public;

(3) For the interests of the Directors, Supervisors, General Manager, Deputy General Managers or any other Senior Officers.

ARTICLE 9 The Senior Officers of the Company shall act faithfully in the greatest interests of the Company, realize that the loss of control over the assets of the Company will exert direct influence on the profitability of the Company, protect and promote protection of the assets of the Company, use all the assets of the Company for legal business purposes and ensure the efficient use of the assets of the Company. The Senior Officers shall not make the Company overstep its business scope as stipulated in its business license, or expropriate the Company of its assets by any means.

ARTICLE 10 The Senior Officers shall not make use of the assets of the Company by any means for their own ends without approval of the general meeting, receive any commission related to transactions of the Company, or compete with the Company in any form. The Senior Officers shall not enter into any contract, transaction or arrangement with the Company unless stipulated in the Articles of Association or with the approval of the general meeting.

ARTICLE 11 The Senior Officers shall not misappropriate the Company's funds or lend the Company's funds to others, deposit the assets of the Company in accounts in his or her name or other names, or provide any guarantee with the assets of the Company to shareholders or other individuals with respect to debts.

ARTICLE 12 The Senior Officers shall strictly abide by the regulations with regard to clean conduct and self-discipline promulgated by the State, the Ministry of Railways, Guangzhou Railway (Group) Company and the Company. The Senior Officers shall not take advantage of his or her post to take bribes or other illicit incomes, seek inappropriate benefits for his or her relatives or other affiliated persons, receive cash, negotiable securities or gifts in kind from subordinate offices or individuals or other institutions with business

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contacts, or receive gifts or hospitality in official business activities that may affect the impartiality in the performance of official duties. In case of special circumstances where the Senior Officers have to accept gifts or cash, they shall report promptly to the chairman or office of the Supervisory Committee and turn over the gifts or cash.

ARTICLE 13 The Senior Officers shall treat all of the shareholders on a fair and equal footing and shall not expropriate shareholders of personal rights and interests, including but not limited to, allocation right and voting right, except for corporate restructuring submitted to the general meeting for approval according to the Articles of Association of the Company.

ARTICLE 14 The Senior Officers shall not engage in any activities prohibited by this code through the following persons or institutions or cause them to engage in these activities:

(1) Spouse or minor offsprings;

(2) Trustors of the Senior Officers or the persons referred to in clause (1);

(3) Partners of the Senior Officers or the persons referred to in clauses (1) and (2);

(4) Corporations under the de facto independent control of the Senior Officers, or corporations under the de facto control of one Senior Officer in concert with the persons referred to in clauses (1), (2) and (3) or with other Senior Officers of the Company;

(5) Directors, supervisors, general manager, deputy general managers or other senior officers of the corporations referred to in clause (4);

(6) Associates as defined in the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange.

 CHAPTER 3: JUDGMENT OF WHETHER A PARTICULAR SITUATION OR CONDUCT COMPLIES WITH
                                 THE CODE OR NOT

ARTICLE 15 The counselor of the Company and the Supervisory Committee are in charge of interpreting whether a particular situation or conduct of the Senior Officers complies with the Code or not. The Board of Directors of the Company has the right of final interpretation.

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ARTICLE 16 The Supervisory Committee of the Company may judge the Senior
Officers' situation or conduct that complies with or violates the Code.

In case of any doubt of the judgment made by the Supervisory Committee, the Audit Committee shall consider this matter and submit it to the Board of Directors for a final judgment.

The matters shall be prepared for such consideration by other Senior Management as instructed by the Audit Committee.

ARTICLE 17 The Audit Committee of the Company is in charge of the Senior Officers' training on this code, as well as offering relevant review and reminder at the meetings of the Board of Directors or the Supervisory Committee when the annul results of the Company are audited.

ARTICLE 18 The Senior Officers must sign an announcement of Code of Ethics for the Senior Management when they are elected or re-elected or appointed.

               CHAPTER 4: PUNISHMENT FOR THE VIOLATION OF THE CODE

ARTICLE 19 The Board of Directors shall give a proper punishment to the Senior Officer based on the class and consequence of his violation's situation or conduct.

ARTICLE 20 The punishment includes: warning, public critique, demotion and termination of employment. Warning refers to the warning among the Senior Officers of the Company. Public critique, demotion and termination of employment shall be released within the Company.

The punishment of Demotion and termination of employment shall be reported to the Board of Directors by the Audit Committee for discussion and determination.

ARTICLE 21 The Board of Directors of the Company may authorize its Chairman or Chairman of the Audit Committee to resolve a specific matter, or a specific category of matters, under this Code.

ARTICLE 22 The Senior Management who involves in any suspected failures to adhere to, or suspected violations of the Code, or in any conflict of interests, shall parry the full process of the matter's judgment. Persons who are authorized to enforce the Code by the Board of Directors, or persons who

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participate in the judgment of matters about the Code (including the counselor)
shall equally adhere to this article.

ARTICLE 23 The Company Secretary of the Company shall record in written all the explanations made by counselor and Supervisory Committee of the Company, and all the judgments or determinations made by the Board of Directors or the Supervisory Committee of the Company, as well as any failures to adhere to or violations of the Code(See appendix).

                       CHAPTER 5: SUPPLEMENTARY PROVISIONS

ARTICLE 24 The Board of Directors the Company may take charge of the Code's amendment.

ARTICLE 25 The Code will be published on the Company's web site. Any amendments to the Code will be disclosed in a similar way.

ARTICLE 26 The Code is approved and implemented by the Board of Directors of the Company.

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Appendix:

            ANNOUNCEMENT OF CODE OF ETHICS FOR THE SENIOR MANAGEMENT

I announce and promise that:

I understand all the contents of the Code of Ethics for the Senior Management of Guangshen Railway Company Limited and know the special requirements to my post, if any. I promise to strictly obey this code and the code of Employee's Conduct of Guangshen Railway Company Limited. In case hiding any conduct or doing any conduct in violation of related provisions of this code, I shall take all the responsibility and accept any punishment made by the Company according to this code.

Announcer:
           _______________________

Date:
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